UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2012

3DIcon Corporation

(Exact name of registrant as specified in charter)

Oklahoma (State or other jurisdiction of incorporation)	333- 143761 (Commission File Number)	73-1479206 (IRS Employer Identification No.)

6804 South Canton Avenue, Suite 150 Tulsa, OK (Address of principal executive offices)	74136 (Zip Code)

Registrant’s telephone number, including area code: (918) 494-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 13, 2012, 3DIcon Corporation (the “Company”) entered into a one (1) year Agreement for At-Will Employment with Assignment of Inventions (“Employment Agreement”) with Mark Willner, pursuant to which Mr. Willner began serving as the Company’s Chief Executive Officer, effective immediately. Under the terms of the Employment Agreement, Mr. Willner is entitled to an annual base salary of $180,000, and, at the discretion of the Company’s Board of Directors (the Board”), performance-based bonuses and/or salary increases. Pursuant to the Employment Agreement, the Company granted Mr. Willner five-year stock options to purchase two (2) million shares at a price equal to the average price of the five day period prior to March 19, 2012 (the “Strike Price”). Furthermore, if Mr. Willner remains employed by the Company at the end of each quarter ending June 30, 2012, September 30, 2012 and December 31, 2012, he will receive additional stock options to purchase one (1) million shares at the Strike Price. In addition, if the Company has achieved certain quarterly business objectives, Mr. Willner will receive, at the end of each such quarterly periods, a further grant of stock options to purchase one (1) million shares at the Strike Price.

The Employment Agreement contains provisions for non-disclosure of confidential information pursuant to which Mr. Willner agreed to refrain from using or disclosing to third parties, directly or indirectly, any Confidential Information, as defined in the Employment Agreement, either during or following his employment with the Company. Furthermore, Mr. Willner unconditionally and irrevocably assigned any now existing or later created Invention(s), as defined in the Employment Agreement, which are developed during or two (2) years after his employment with the Company.

The Employment Agreement may be terminated with or without reason by either the Company or Mr. Willner and at any time, upon sixty (60) days written notice. The terms of the Employment Agreement will remain effective for one (1) year and will automatically renew, subject to the same termination rights. Upon termination, the Company will pay any base pay, bonus and benefits that have been earned and are due as of the date of the termination.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 5.02	DEPARTURE OF DIRECTOR OR CERTAIN OFFICERS; ELECTION OF DIRECTOR; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 19, 2012, the board appointed Mark Willner the Chief Executive Officer of the Company and Sidney Aroesty resigned as the Company’s Chief Executive Officer in order to allow Mr. Willner to take over in his place. Mr. Aroesty’s resignation was not a result of any dispute with the Company.

On March 19, 2012, Sidney Aroesty was elected to be a member of the Board of Directors of the Company.

Mr. Willner, age 60, founded nFlexion LLC, a management consulting firm specializing in early stage technology companies. Since 2001 Mr. Willner served, and continues to serve, as nFlexion LLC’s founding and managing partner. nFlexion LLC is a provider of interim executive services and general management consulting to early state high tech companies. Mr. Willner has over 30 years of product development, product commercialization, sales, entrepreneurial, and executive experience in the display industry. He has held key positions with a number of technology companies, including Wyse Technology and Hewlett-Packard. In addition, Mr. Willner was the founder of Colorado MicroDisplay, a U.S. company that made miniature displays used in cameras, camcorders and other products.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

No.	Description
10.1	Agreement for At-Will Employment with Assignment of Inventions, dated March 19, 2012
99.1	Press Release of 3DIcon Corporation, dated March 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2012	3DIcon Corporation By: /s/ Mark Willner
Name: Mark Willner Position: Chief Executive Officer